CCC  INFORMATION  SERVICES  GROUP  INC.  HOLDS  ANNUAL  SHAREHOLDERS  MEETING

     CHICAGO--(BUSINESS WIRE)--June 3, 2004--CCC Information Services Group Inc. (NASDAQ:CCCG), a leading provider of software and information services to the automotive claims and collision repair industries, today announced that stockholders at the company's annual meeting held in Chicago, Illinois yesterday
(i) approved the election of seven directors to hold office until the next annual meeting of stockholders in 2005, (ii) approved the restatement of the company's 2000 Stock Incentive Plan; and (iii) ratified the reappointment of PricewaterhouseCoopers LLP as the company's independent auditor for fiscal year 2004. The seven members elected to the company's Board of Directors were: Morgan
W. Davis, Michael R. Eisenson, J. Roderick Heller, III, Thomas L. Kempner, Githesh Ramamurthy, Mark A Rosen and Herbert S. Winokur, Jr.

     In addition, CCC announced that Githesh Ramamurthy, Chairman and Chief Executive Officer, has also been elected President of the company by the Board of Directors. Ed Stevens, formerly President and Chief Operating Officer of CCC, accepted a special assignment through November 2004 and will focus his efforts on projects designed to enhance the company's growth opportunities. "CCC has a strong vision, validated by customers at our recent industry conference, and exciting plans for how we want to build and grow the company," Ramamurthy said. "I look forward to continuing to work with our customers, employees, and Board of Directors to pursue and attain this vision."

About  CCC

     CCC Information Services Inc., a wholly owned subsidiary of CCC Information Services Group, headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among over 21,000 collision-repair facilities, 350 insurance companies and a range of industry participants.

     This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company's filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements and are inherently uncertain. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company's obligations, the outcome of certain legal proceedings and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

     For more information about CCC Information Services Inc., visit our Web site at www.cccis.com; or contact Patrick Donoghue of CCC at 312-229-2984, or Michelle Hellyar of CCC at 312-229-2830.